EXHIBIT 99.1
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CONTACTS:         Tabitha Zane
                  SpectraSite
                  919-466-5492
                  tabitha.zane@spectrasite.com



                     SpectraSite TO POSTPONE ANNUAL MEETING


CARY, NC, MAY 16, 2002 - SpectraSite Holdings, Inc. (NASDAQ: SITE), one of the largest wireless tower operators in the United States, today announced that it will postpone its Annual Meeting of Stockholders, originally scheduled for May 28, 2002, in light of the following significant transactions announced earlier today:

         1. Welsh, Carson, Anderson & Stowe (WCAS) entered into a Funding Agreement with the Company pursuant to which WCAS will, subject to certain conditions, provide the Company with up to $350 million in new financing in return for 12 7/8% convertible Term Notes;

         2. the Company will use up to $340 million of the proceeds from the WCAS financing to repurchase certain of its senior notes through a "Modified Dutch Auction" and $10 million of the proceeds to refinance a portion of its senior credit facility; and

         3. the Company has entered into agreements with Cingular Wireless to terminate its build-to-suit contract and, subject to certain conditions, to transfer the Company's sublease interests in 545 SBC Communications' towers to Cingular. In addition, the Company has modified its agreement with SBC to, subject to certain conditions, reduce its future sublease commitment by 187 towers.


ABOUT SPECTRASITE COMMUNICATIONS, INC.
SpectraSite Communications, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. The Company also is a leading provider of outsourced services to the wireless communications and broadcast industries in the United States and Canada. At March 31, 2002, SpectraSite owned or managed approximately 20,000 sites, including 8,015 towers primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers and broadcasters, including AT&T Wireless, ABC Television, Cingular, Nextel, Paxson Communications, Sprint PCS, Verizon Wireless and Voicestream.